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                                                                    EXHIBIT 3.15

                            Articles of Incorporation
                                       For
                         NORTH AMERICAN ENTERPRISES LTD.

Classes of Shares:                AN UNLIMITED NUMBER OF COMMON SHARES
Number of Directors:
Maximum Number of Directors:      7
Minimum Number of  Directors:     1
Restrictions on Business To:      NONE
Restrictions on Business From:    NONE
Restrictions on Share Transfers:  NO SHARES SHALL BE TRANSFERRED WITHOUT
                                  APPROVAL OF THE DIRECTORS EITHER BY RESOLUTION
                                  PASSED AT A BOARD OF DIRECTORS MEETING OR BY
                                  AN INSTRUMENT IN WRITING SIGNED BY ALL THE
                                  DIRECTORS
Other Rules or Provisions:        SEE ATTACHED SCHEDULE


                     Registration Authorized By: W. J. KENNY
                                                 SOLICITOR

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SCHEDULE - OTHER PROVISIONS

(a)  The number of shareholders of the corporation, exclusive of:

(i)  persons who are in its employment or that of an affiliate, and

(ii) persons, who having been formerly in its employment or that of an affiliate were, while in that employment, shareholders of the corporation and have continued to be shareholders of that corporation after termination of that employment.

is limited to not more than fifty (50) persons, two or more persons who are joint registered owners of one or more shares being counted as one shareholder.

(b) Any invitation to the public to subscribe for securities of the corporation is prohibited.

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